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                                                                   EXHIBIT 10(n)






July 31, 1992



Mr. Dennis H. Reckinger
Post Office Box 623
112 North Lake Street
Port Sanilac, Michigan 48469

Dear Dennis:

We are pleased to confirm our confidential offer to you of the position of President and General Manager of Midwest Rubber, a division of Newcor, Inc. This offer is of course contingent upon completion of the purchase of Midwest Rubber by Newcor, Inc. This position will report to the Executive Vice President and Chief Operating Officer of Newcor, Inc. and will be responsible for all sales, marketing and manufacturing efforts and has full profit and loss responsibility for the division.

The compensation package for this position is as follows:

* Base compensation paid biweekly on the corporate payroll at the rate of $95,250.00 per year.

* Participation in the Newcor Incentive Plan effective November 1, 1992. Participation for fiscal year 1992 will be on a discretionary basis.

* You will be furnished a company automobile (General Motors Suburban) through the Company Automobile Policy. All insurance and operating costs will be paid by the company, and you will be charged $50.00 per month for personal use.

* Medical and dental insurance for you and your eligible dependents effective on the first day of the month following employment on the Corporate program.

* Basic life insurance of two times your annual salary with AD&D equal to your basic coverage.

* Disability income protection that provides up to 13 weeks full pay and 66 2/3% of base pay (not to exceed $5,000.00) until age 65 in the event of permanent disability.


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Mr. Dennis H. Reckinger
July 31, 1992
Page Two


* Continuation of the normal paid holidays of Midwest Rubber currently numbering ten per year.

*     Continuation of your eligibility for five weeks vacation per year.

* Participation in the Newcor, Inc. Retirement Plan for Salaried Employees upon meeting the eligibility requirements. The pension benefit is calculated on 1.1% of adjusted average monthly earnings times the period of benefit service.

* Participation in the Newcor Savings Plan. The savings plan currently permits you to voluntarily defer up to 9% of base earnings (subject to IRS maximums) into a qualified 401(k) investment program.

* In the event of termination by the company for other than "cause," you will receive a payment equal to 12 months of your base salary in effect at the time of your termination notification. You shall also be eligible for continuation of company paid medical, dental and life insurance during this 12 month period. "Cause" shall mean dishonesty, willful misconduct, gross negligence or insubordination. During this one year severance period, you agree that you shall not directly or indirectly, without the consent of the company, engage in business or activity which is competitive with the business of the company.

Dennis, we look forward to you and the Midwest Rubber organization becoming a part of the Newcor team. Acceptance of this offer does not imply a continued employment contract. Any employee may voluntarily leave employment upon proper notice and may be terminated by the employer at any time and for any reason. Further, any benefits outlined herein may be changed at the discretion of the company. Any oral or written statements or promises to the contrary are hereby expressively disavowed and should not be relied upon.

Please acknowledge acceptance of this offer by signing in the space provided below and returning one copy. Should you have any questions, please feel free to contact me.

Sincerely,

NEWCOR, INC.

/s/ Thomas D. Parker
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Thomas D. Parker
Director Human Resources                      ACCEPTED: /s/ Dennis H. Reckinger

Cc:   J.D. Carney                             DATE: 8/3/92